Exhibit 28(a)




March 26, 1996
Ms. Alice M. Peterson                   Ms. Christine L. Linde
Vice President and Treasurer            Trust Officer
Sears, Roebuck and Co.                  First Trust Illinois National
3333 Beverly Road                       Association as Trustee
Hoffman Estates, Illinois 60179         231 South LaSalle Street
                                        Chicago, Illinois 60670-0126


At your request, we have applied certain agreed-upon procedures, discussed below, to the accounting records of Sears, Roebuck and Co. ("Sears") relating to the servicing procedures performed by Sears for the following Sears Credit Account Trusts and Sears Credit Account Master Trust I (collectively, the "Trusts") formed pursuant to the applicable Pooling and Servicing Agreements (the "Agreements"):

                                        Date of Applicable Pooling and
Trust                                   Servicing Agreement
Sears Credit Account Trust 1991A        March 1, 1991
Sears Credit Account Trust 1991B        May 15, 1991
Sears Credit Account Trust 1991C        July 1, 1991
Sears Credit Account Trust 1991D        September 15, 1991
Sears Credit Account Master Trust I     November 18, 1992
Sears Credit Account Master Trust A     February 1, 1993

For purposes of this letter, we have read each of the Monthly Servicer Certificates forwarded by Sears as Servicer to the Trustee pursuant to section 3.04(b) of the Agreements during the calendar year ended December 31, 1995 (collectively, the "Certificates"). We have also performed the following procedures which were applied, as indicated, with respect to the
Certificates:

a. We have compared the amounts appearing in the following items as set forth in the Certificates to the applicable month's Portfolio Monitoring and Monthly Cash Flow Allocations Report:


Trust                                           Items

Sears Credit Account Trust 1991A        3 through 5, 7 through 9,
                                             and 11
Sears Credit Account Trust 1991B        3 through 5, 7 through 9,
                                             and 11
Sears Credit Account Trust 1991C        3 through 5, 7 through 9,
                                             and 11
Sears Credit Account Trust 1991D        3 through 5, 7 through 9,
                                             and 11
Sears Credit Account Master Trust I     4 through 6
Sears Credit Account Master Trust A     4 through 12

        We found such amounts to be in agreement.
b. We have proven the mathematical accuracy of the amounts appearing in the following items as set forth in the Certificates based on the information obtained from the applicable month's Portfolio Monitoring and Monthly Cash Flow Allocations Report:
Trust                                           Items

Sears Credit Account Trust 1991A                6 and 10
Sears Credit Account Trust 1991B                6 and 10
Sears Credit Account Trust 1991C                6 and 10
Sears Credit Account Trust 1991D                6 and 10

We were not engaged to, and did not, perform an audit, the objective of which would be the expression of an opinion on the specified elements, accounts or items above. Accordingly, we do not express such an opinion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.
It should be understood that we make no representations regarding questions of legal interpretation or regarding the sufficiency for your purposes of the procedures referred to above. Also, such procedures would not necessarily reveal any material misstatement of the amounts referred to therein.
Further, we have addressed ourselves solely to the foregoing items and amounts as set forth in the Certificates and make no representations as to the adequacy of disclosure or regarding whether any material facts have been omitted.



This letter is intended solely for the information and use of the Board of Directors and management of Sears, First Trust Illinois National Association as Trustee, and Investor Certificateholders and should not be used for any other purpose.

Very truly yours,

/S/Deloitte & Touche